Exhibit 10.3

SETTLEMENT AGREEMENT, RELEASE IN FULL

AND INDEMNIFICATION AGREEMENT

I. PARTIES

The Parties to this Agreement are Alison Endicott-Quiñones, as Guardian ad litem of       (“L.D.”), a minor child, Acadia Healthcare Company, Inc. (“Acadia”), and Youth and Family Centered Services of New Mexico, Inc. d/b/a Desert Hills (“Desert Hills”).

II. DEFINITIONS

In this Agreement, terms that appear below shall have the meanings set forth below or as set forth in the portion of this Agreement where the term is first defined and designated by initial capitalization.

Agreement: The term “Agreement” shall mean this Settlement Agreement, Release in Full and Indemnification Agreement.

Releasors: The term “Releasors” shall mean Alison Endicott-Quiñones, as Guardian Ad Litem for and on behalf of       (L.D.), a minor child,       (L.D.), individually, and anyone claiming through them, or their past, present, and future partners, affiliates, agents, successors, assigns, personal representatives, guardians, heirs, parents, spouses, children, family members, predecessors, treatment providers, lienholders, and any other persons or parties subrogated to their rights and any persons or parties having any rights of representation through them.

Releasees: The term “Releasees” shall mean Acadia Healthcare Company, Inc., Youth and Family Centered Services of New Mexico, Inc. d/b/a Desert Hills, and Familyworks, Inc., and all of their predecessors and successors, past and future insurers, employees, staff members, doctors, nurses, therapists, agents (whether actual, apparent and/or ostensible agents), attorneys, officers, directors, managers, board members, stockholders, assigns, buyers, merged entities, affiliates, independent contractors, and every other person, firm, company, partnership, and/or subsidiary and/or parent corporation.

Lawsuit: The term “Lawsuit” shall mean Case No. D-117-CV-2019-0137, entitled Alison Endicott-Quiñones, as Guardian Ad Litem for and on behalf of L.D., a minor child v. Clarence Garcia, Debbie Garcia, Familyworks, Inc., Acadia Healthcare Company, Inc. Joey Jacobs, in his Official Capacity, and Youth and Family Centered Services of New Mexico, Inc. d/b/a Desert Hills, filed in the First Judicial District Court, County of Rio Arriba, State of New Mexico.

III. RELEASE & DISCHARGE

For that consideration specifically set forth in this Agreement, Releasors forever release and discharge Releasees from any and all past, present, and future direct, derivative, and/or third-party liability claims, demands, liens, remedies, debts, damages, injuries, suits, or causes of action of whatever nature or kind whether sounding in equity, contract, or tort, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, and arising from subrogation, assignment, reimbursement, operation of law, or otherwise, concerning all acts, failures to act, omissions or misrepresentations of facts, events, transactions, or occurrences arising from, relating to, concerning, or with respect to all harm, injuries, or damages which are or could have been the basis for claims which were, could have been, or might have been in the future asserted in the Lawsuit, and all claims that were or could have been brought in that action (including claims that may arise in the future, such as wrongful death or survivor actions).

Releasors expressly represent and declare that, notwithstanding the damages or injuries known at this time or which may be subsequently discovered by Releasors, compensation for all known and unknown damages sustained by Releasors as a result of the aforesaid incidents and events are included in the consideration paid for this Release and that no further claim can or will be made therefore.

It is further understood and agreed by Releasors that this release and discharge includes any matters related to or inherent in the issues in the Lawsuit, including any claim, demand, action or cause of action which could have been asserted for any obligation arising out of contract, tort, warranty, strict liability, or otherwise (including but not limited to survival and wrongful death actions), which could have been asserted in the Lawsuit against Releasees, as well as all damages, of whatever type, that could have been alleged or sought in the Lawsuit.

IV. SETTLEMENT AMOUNT & PAYMENT

A. The Settlement Amount

In consideration for the covenants and promises contained herein, Releasors shall receive as full and final settlement the total sum of One Hundred Million U.S. Dollars ($100,000,000.00) (the “Settlement Amount”).

In no event shall Releasees be liable for, or pay, pursuant to this Agreement or otherwise, any amount greater than the Settlement Amount. For purposes of further clarification, the Settlement Amount is the gross amount to be received by Releasors and from this amount Releasors are responsible to pay, among other things, all their attorneys’ fees and expenses, their share of any mediator fee, any court costs and Guardian Ad Litem fees, any liens, any subrogated claims relating to the Lawsuit allegations, all fees of the Qualified Settlement Fund Administrator and operation of the Qualified Settlement Fund and taxes owed by the Qualified Settlement Fund, any fees incurred to establish a structured settlement or any other manner in which payments will be disbursed to Releasors.

B. Nature of the Settlement Amount

The Settlement Amount set forth in Section IV.A is entirely comprised of compensatory damages on account of personal physical injuries, within the meaning of § 104(a)(2) of the Internal Revenue Code of 1986, as amended. The sum designated in subsection A above includes, but is not limited to, payment for all alleged injuries, damages of whatever type, compensation and payment for all past and future medical care and benefits, and all other costs, and other expenses, litigation costs, fees, and attorney’s fees of every kind and nature related to or arising from the incidents and events that were or could have been the subject of the Lawsuit, and which sum is hereby paid on behalf of Releasees in exchange for which, Releasors fully release and discharge Releasees as set forth herein. For the avoidance of doubt, although this Agreement completely resolves, settles and releases all claims, the Parties acknowledge and agree that no portion of the Settlement Amount represents punitive damages.

C. Taxes & Reporting

Notwithstanding any other provisions of this Agreement, Releasors shall have sole responsibility for any and all tax consequences applicable to the Settlement Amount. No opinion regarding the tax consequences of this Agreement to any Releasor is being given, or will be given, by Releasees. Releasors must consult their own tax advisors regarding the tax consequences of this Agreement, including, but not limited to, the Settlement Amount and any tax reporting obligations. Releasors’ tax obligations, if any, and the determination thereof, are the Releasors’ sole responsibility. Releasees shall have no liability or responsibility whatsoever for any tax consequences resulting from payment of the Settlement Amount made pursuant to this Agreement, including any liability for any federal or state tax consequences resulting from a failure of the QSF to qualify as a ‘qualified settlement fund’ within the meaning of 26 C.F.R. § 1.468B-1. To the extent required by law, the Qualified Settlement Fund Administrator, Acadia, and Desert Hills will report payments made pursuant to this Agreement to the appropriate governmental regulatory authorities. Releasees shall not issue IRS Forms 1099 or equivalent form under federal or state law to Releasors in connection with the Settlement Amount, provided however that Releasees reserve any rights related to or necessary to satisfy their obligations, if any, to issue any tax information return or similar statement reporting the QSF, as defined in Paragraph D immediately below, or the Qualified Settlement Fund Administrator as the recipient of the transfer of the Settlement Amount to the QSF described in Paragraph D immediately below. The Parties acknowledge and agree that the obligation to issue IRS Forms 1099 or equivalent form under federal or state law to Releasors in connection with the Settlement Amount, if any, belongs solely to the Qualified Settlement Fund Administrator, except to the extent any future assignment or other future event should cause such reporting obligation to be delegated or transferred under applicable law to someone else. Releasors agree to provide taxpayer and Social Security numbers, any attorneys’ W-9, and New Mexico Substitute W-9 as requested by Releasees, as well as to comply with any additional reasonable requests for information or documents that the Qualified Settlement Administrator, Acadia, and/or Desert Hills may require to comply with any such reporting requirements. The agreement to provide any tax-related information to Releasees in the immediately preceding sentence, or the actual provision of such information, does not limit, alter, or create exception to the Releasors’ specific agreements regarding IRS Form 1099 and other tax information reporting contained in this Paragraph C.

D. Method of Payment of the Settlement Amount

The Settlement Amount shall be paid by wire transfer. At Releasors’ request, Acadia shall accept instructions from the Qualified Settlement Fund Administrator on how funds will be directed, specifically wired to a Qualified Settlement Fund (the “QSF”) established under 26 C.F.R. § 1.468B-1(c)(1), named the GSMMLD Qualified Settlement Fund, pursuant to joint motion by the parties to the First Judicial District Court, County of Rio Arriba, State of New Mexico (“the

Court”) to approve and oversee such QSF. Releasors obligation to pay the Settlement Amount shall be fully discharged upon payment of the Settlement Amount into the QSF. The Qualified Settlement Administrator shall be responsible for administering the Settlement Amount upon transfer of the Settlement Amount into the QSF, and all transfers, withdrawals and payments made by the QSF Administrator shall be made consistent with this Agreement, applicable law, and rules of professional conduct. Releasors agree that Releasees shall have no responsibility for, nor any liability for, operation of and disbursements from the QSF.

E. Conditions Precedent to Payment of the Settlement Amount

The Settlement Amount shall not be paid into the QSF until the relevant Courts enter orders approving the following:

1.	This Settlement of this Lawsuit;

2.

The Settlement in Shasta N. Inman, as Guardian ad litem of G.S., a minor child v. Clarence Garcia, Debbie Garcia, Familyworks, Inc., Acadia Healthcare Company, Inc. Youth and Family Centered Services of New Mexico, Inc. d/b/a Desert Hills, Case No. D-117-CV-2019-00136, filed in the First Judicial District Court, County of Rio Arriba, State of New Mexico;

3.

The Settlement in Feliz Rael, as Guardian ad litem of M.M., a minor child v. Clarence Garcia, Debbie Garcia, Familyworks, Inc., Acadia Healthcare Company, Inc., Joey Jacobs, in his official capacity, and Youth and Family Centered Services of New Mexico, Inc. d/b/a Desert Hills, Case No. D-117-CV-2019-00135, filed in the First Judicial District Court, County of Rio Arriba, State of New Mexico; and

4.	An order approving establishment of the QSF, which shall be subject to the Court’s continuing oversight.

F. Timing of Payment of the Settlement Amount

Releasors shall make the payment of the Settlement Amount within 30 days following the approval of all four (4) orders described above in Section IV.E. For the avoidance of doubt, the 30-day period does not commence until the date on which the Court enters the last of the orders set forth in Section IV.E above.

G. Payments Out of the QSF

No payments out of the QSF shall be made or disbursed unless and until the dismissal with prejudice as set forth in Section XIX below is entered by the Court. The QSF Administrator shall coordinate with Releasors’ counsel to ensure that sufficient funds are held back for payment of any liens. All disbursements from the QSF will be approved by the Court.

V. IDENTIFICATION OF THE VICTIM

Acadia and Desert Hills will not publicly identify the full name of      , but will only refer to her by her initials L.D.

      (L.D.) is under no obligation to keep her identity a secret and may disclose her identity if she so chooses at her sole discretion.

VI. INDEMNIFICATION & HOLD HARMLESS

As a further consideration and inducement for this compromise settlement, Releasors agree to indemnify, defend, and to hold each of the Releasees harmless from any and all past, present and future claims, demands, liens, subrogated claims, causes of action, in law or in equity, whether known or unknown, which may hereafter be made or brought by or on behalf of Releasors or any other person or entity claiming by, through or under Releasors, claiming damages, reimbursement, subrogation, indemnity, or contribution which might be filed or claimed as a result of or in any way arising out of the aforesaid injuries or damages, in any way arising directly or indirectly from events, incidents, or occurrences arising from the events of the Lawsuit and referenced herein. This also includes any claims, demands, or otherwise that may arise related to any allocation or apportionment of the sums set forth herein arising from the events of the Lawsuit, or any claims by the Qualified Settlement Fund Administrator or by any third parties with respect to operation of and/or disbursements from the Qualified Settlement Fund. It is the intent of Releasors that this indemnity agreement shall include indemnification to the Releasees for any and all judgments, awards, settlements, costs, attorney’s fees, or expenses, of whatever nature, it being the intent of Releasors to completely and fully terminate any exposure or liability on the part of Releasees arising from the events of the Lawsuit.

Releasors agree to satisfy any and all claims for payments and liens arising out of the subject matter of the Lawsuit from the Settlement Amount, including but not limited to medical liens, hospital liens, claims made by any public or private health insurers, any federal or state Medicare or Medicaid claims, and attorney liens from their current attorneys and former attorneys they have retained or who hold a lien on this cause, and any and all other liens or subrogation rights of any kind which may have accrued as a result of medical care, hospital care, physical therapy, counseling or any other medical/mental health care or treatment rendered to the Releasors. Releasors agree to, and are responsible for, notification of this Agreement to any health plans, holders of liens, and assignees. Releasees have no responsibility to notify any person or entity of this Agreement on behalf of Releasors

In the event Releasors establish a Medicare/Medicaid set-aside, or if Medicare/Medicaid requires a set-aside for future medical payments, Releasors agree it will be their sole responsibility and not the responsibility of Releasees or their counsel. The Parties agree that Releasors shall have sole responsibility for addressing the past, present, and future interests of Medicare/Medicaid related to this settlement. If the cost of protecting Medicare/Medicaid consumes all or a substantial portion of the Settlement Amount, Releasors agree that they will not seek to set aside or withdraw from this Agreement and Releasees shall have no continuing obligations to Releasors. To comply with the applicable federal regulations and to reasonably recognize Medicare/Medicaid’s interests, Releasors represent that they agree to fully satisfy any and all Medicare/Medicaid conditional payments, subrogation interests, claims and/or liens, as may be finally determined and/or compromised, from the proceeds of the Settlement Amount identified in Section IV.A above. Releasors agree to reserve the necessary funds from the Settlement Amount to cover such conditional payments, subrogation interests, claims and/or liens asserted by Medicare/Medicaid related to this Agreement.

Releasors agree to defend, protect, indemnify and save and hold harmless each of the Releasees and their respective heirs, executors, administrators, agents, assigns, successors, servants, employees, directors, officers, related corporate entities, and its insurer, if any person, firm, corporation or other entity claiming by, through or under Releasors shall assert or attempt to assert any claim, action or demand by reason of the foregoing matters arising from the events of the Lawsuit, including but not limited to, any claim for contribution or indemnification or arising from any actual or claimed lien or subrogation right or any claim of interest in or entitlement to all or a part of any of the proceeds of this Agreement.

VII. FULL SETTLEMENT AND SATISFACTION

Releasors hereby acknowledge full and final resolution of any and all claims of whatsoever kind or character which they may have against the Releasees by reason of the above mentioned damages, losses or injuries (including but not limited to any wrongful death or survivor claims), causes of action, right of contribution, subrogation, or reimbursement, demand, or lien, whether known or unknown, suspected or unsuspected and whether asserted by a third party, non-party, cross-claimant, or otherwise, relating in any way to the subject matter of the Lawsuit. The Releasors expressly acknowledge and agree that the settlement funds described in Section IV.A above are the only monies that the Releasors, or any person or entity claiming by, through or under Releasors, can collect from Releasees in relation to the subject matter of the Lawsuit. The Releasors hereby expressly acknowledge that the indemnification provisions of this Agreement are intended to protect Releasees and their insurers from any such future claims or liabilities related in any way to the Lawsuit or the allegations giving rise to the Lawsuit.

VIII. PROHIBITION OF RECEIPT OF ADDITIONAL MONIES FROM RELEASEES

It is the intent of the Parties that Releasors shall not recover, directly or indirectly, any additional sums from the Releasees other than the funds received pursuant to this Release. If any Releasee incurs any expense, payment, or judgment due to any claim, including a claim for contribution, indemnity, or any other claim, arising only out of a claim brought by a Releasor against another person relating to the subject matter of the Lawsuit, Releasors shall indemnify, repay, and hold harmless Releasees for such amount and shall not attempt to execute or to collect any judgment or any portion of any judgment obtained against one or more of the non-Releasees to the extent or in a manner that the execution or collection of the judgment or any portion thereof would create in the judgment debtor any right to recover from any of the Releasees any sums based on claims for contribution, indemnity, and/or subrogation, or any other legal theory or cause of action arising from the events of the Lawsuit. This provision expressly applies, but is not limited to, any such claims brought by Familyworks against Acadia or Desert Hills, but only in the event that Releasors would be entitled to recover from any such claim brought by Familyworks.

IX. NO ADMISSION OF LIABILITY

Releasors further understand that Releasees, by agreeing to this compromise and settlement, does not admit any liability of any kind and that liability has at all times been denied by Releasees, and that the settlement evidenced by this Agreement is a compromise to avoid further expenses of litigation and to terminate all controversies and claims against Releasees of whatsoever nature, known or unknown, including further developments thereof in any way growing out of or connected with the incidents or matters described more particularly in the Lawsuit.

Releasees deny and contest Releasors’ claims against them. Releasees makes no admission of liability or wrongdoing. Releasees expressly deny liability of any kind.

X. NON-DISPARAGEMENT

Releasors’ counsel agree and covenant that they shall refrain from making any general statement or negative references to Releasees’ services or skills, practices, policies, personal relationships, ethics, or take other action that may disparage the Releasees to the general public or any other party, and/or that Releasees’ employees, employer, business partners, or shareholders. This covenant shall apply to all forms of communication, without limitation, whether oral or written, electronic, by comment to third party or media outlet, via all forms of internet and social media.

The Parties understand that counsel for the Releasors has other pending matters against Acadia, Desert Hills, and Familyworks and may represent other claimants/litigants against Releasees in the future. This provision does not apply to counsel’s statements made during and in connection with any other ongoing or future litigation.

In addition, nothing in this provision shall be construed as prohibiting L.D. or her lawful guardian, or their counsel, from disclosing or discussing the facts and circumstances leading to the Lawsuit, the conduct alleged in the Lawsuit, including anything part of the public record in the Lawsuit, L.D.’s experience in treatment foster care, the abuse of L.D. by Clarence Garcia, the Lawsuit itself, or the existence of this Agreement, including for attorney advertising, teaching, and presentation by Releasors’ counsel.

XI. NO REPRESENTATION OF FACT OR OPINION

Releasors understand and agree that no representation of fact or opinion has been made by Releasees or anyone on their behalf to induce this settlement, and that Releasees have made no agreement of any kind or promised to do or omit to do any act or thing not herein set forth.

XII. LEARNING OF SUBSEQUENT INFORMATION

The Parties acknowledge that they may hereafter discover information or facts different from, in addition to, and/or contrary to those which they now know to be or believe to be true with respect to any of the alleged injuries of Releasors and their alleged losses or claims, or the conduct of or against Releasees or any other person or entity arising from allegations in the Lawsuit. The Parties agree this Agreement shall be and remain effective in all respects, notwithstanding any such different, additional, contrary, or undisclosed information or facts.

XIII. NO CLAIM OF ESTOPPEL AS TO RELEASEE

Furthermore, it is the express intent of the Releasors and Releasees that the Releasees herein shall not be estopped or otherwise barred from asserting any claim or cause of action which they may have against any person or entity other than Releasors, this right of Releasees being expressly reserved herein.

XIV. WARRANTY OF RELEASORS & CAPACITY TO EXECUTE AGREEMENT

The Releasors represent and warrant that no other person or entity has or has had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement except as otherwise set forth herein, that Releasors have the sole right and exclusive authority to execute this Agreement and to receive the Settlement Amount specified in it, and that Releasors have not sold, assigned, transferred, conveyed, or otherwise disposed of any claims, demands, obligations, or causes of action referred to in this Agreement.

XV. REPRESENTATIONS & COVENANTS OF ACADIA & DESERT HILLS

Acadia represents that at the time of entry into this Agreement it is solvent, and that payment of the Settlement Amount identified in Section IV.A above will not change that financial status. Acadia will not file bankruptcy or seek bankruptcy protection for 120 days following payment of the Settlement Amount. In addition, in the event either Desert Hills or Familyworks files for bankruptcy prior to payment of the Settlement Amount or within 120 days following payment of the Settlement Amount, Acadia will not seek to extend the automatic stay to Acadia pursuant to 11 U.S.C. § 362. Likewise, if Acadia files for bankruptcy, Desert Hills will agree not to seek to extend that automatic stay to itself pursuant to 11 U.S.C. § 362. In the unlikely event that Acadia files for Bankruptcy protection prior to the payment of the Settlement Amount or within 120 days following the payment of the Settlement Amount, this Agreement will be null and void and without legal effect, and the Lawsuit will be treated as if no settlement had been reached

XVI. TAX & LEGAL CONSEQUENCES

Releasors warrant, represent, and agree that they are not relying on any advice, statements or representations of Releasees as to the legal and/or income tax consequences of this Agreement, the payment of any money by Releasees, and the distribution of the proceeds of the Agreement.

XVII. COSTS AND ATTORNEY FEES

The Parties acknowledge and agree that each will bear his, her, or its own costs, expenses and attorneys’ fees arising out of and/or connected with the Lawsuit, the negotiation, drafting and execution of this Agreement, and the matters and documents referred to herein, including but not limited to obtaining Court orders authorizing the Guardian Ad Litem to sign this Agreement, approving the Agreement, creating the QSF and disbursing the Settlement Amount from the QSF, the filing of a dismissal with prejudice of the Lawsuit and all matters arising out of or connected therewith.

XVIII. COURT APPROVAL OF SETTLEMENT

The Parties recognize and acknowledge that the Court must approve this Agreement. The Court Order approving this Agreement shall affirm that the guardian ad litem is expressly authorized to sign and enter into this Agreement on behalf of L.D. If this Agreement is required to be filed with the Court for such approval, it shall be filed under seal. In the event that the Court does not approve the Agreement, this Agreement shall become null and void in its entirety and without legal effect.

XIX. DISMISSAL WITH PREJUDICE

Upon payment of the Settlement Amount into the QSF, Releasors shall dismiss the Lawsuit with prejudice, with each party to bear its own costs and fees. In the event that the Court does not enter an order dismissing the Lawsuit with prejudice, then this Agreement shall become null and void in its entirety and without legal effect, and the Settlement Amount if already paid into the QSF shall be refunded by the Qualified Settlement Administrator to the entit(ies) which paid the Settlement Amount into the QSF.

XX. COVENANT NOT TO SUE

It is the intent of this Agreement that Releasors shall not recover, and shall not seek to recover, by any means, directly or indirectly, whether from any of the Releasees or any other person or entity, any sums related to the Lawsuit beyond the Settlement Amount identified in Section IV.A. Releasors agree not to file, commence, join as a third-party defendant, or otherwise participate in any legal proceeding against any of the Releasees, or any other person or entity, arising out of or related to the claims in the Lawsuit or released pursuant to this Agreement so long as the Settlement Amount identified in Section IV.A is actually paid according to the terms of that Section, and Releasees comply with all other obligations within this Agreement.

XXI. GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Mexico.

XXII. MODIFICATION

Except as otherwise expressly provided herein, this Agreement may not be rescinded, cancelled, terminated, supplemented, amended, or modified in any manner whatsoever without the prior written consent of the Parties.

XXIII. WAIVER

The waiver by any of the Parties of any breach of this Agreement by another Party shall not be deemed or construed as a waiver of any other breach of this Agreement, whether prior, subsequent, or contemporaneous.

XXIV. HEADINGS

The section headings in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

XXV. AUTHORSHIP

The Parties have negotiated all of the terms and conditions of this Agreement at arms’ length. Neither Releasors nor Releasees, nor any of their counsel, shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter. This Agreement shall be deemed to have been mutually prepared by the Parties and shall not be construed against any of them by reason of authorship. This Agreement shall not be construed strictly against any Party, but only in accordance with its language and express purpose.

XXVI. TIMING

The Parties may agree in writing to reasonable extensions of time to carry out the provisions of this Agreement.

XXVII. CONSULTATION

Before filing any proceeding, claim, motion or petition raising a dispute arising out of or relating to this Agreement, the Parties shall consult with each other in a good faith attempt to resolve the dispute.

XXVIII. SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable to any extent or in any particular context shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is prohibited or unenforceable only in or as it relates to a particular jurisdiction, such provision shall be ineffective only in or as it relates to (as the case may be) such jurisdiction and only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability in or as it relates to (as the case may be) such jurisdiction shall not otherwise invalidate or render unenforceable such provision in any other jurisdiction; (ii) if (without limitation of, and after giving effect to, clause (i)) such provision is prohibited or unenforceable only in a particular context (including only as to a particular person or persons or under any particular circumstance or circumstances), such provision shall be ineffective, but only in such particular context; and (iii) without limitation of clauses (i) or (ii), such ineffectiveness shall not invalidate any other provision of this Agreement.

Notwithstanding the language of this Section (XXVIII. Severability) it is understood that the provisions of Section XV. Representations & Covenants of Releasees are essential to the entire Settlement Agreement and that if Acadia files bankruptcy contrary to those provisions (Section XV) this entire Settlement Agreement is null, void, and of no effect.

XXIX. COUNTERPARTS

This Agreement may be executed in counterparts, which together shall constitute a fully executed original.

XXX. FINAL AGREEMENT

This Agreement constitutes the entire agreement of the Parties and, as such, supersedes all prior oral or written agreements between the Parties and may not be modified, except in writing.

XXXI. REPRESENTATION OF COMPREHENSION OF RELEASE

RELEASORS HAVE FULLY READ THIS AGREEMENT, FULLY UNDERSTAND IT, HAVE RELIED UPON THE LEGAL ADVICE OF ATTORNEYS OF THEIR OWN CHOOSING IN ACCEPTING AND UNDERSTANDING THE AGREEMENT, ACKNOWLEDGE THAT THE TERMS AND CONDITIONS OF THE FOREGOING RELEASE AGREEMENT HAVE BEEN FULLY EXPLAINED BY THEIR OWN ATTORNEYS, AND VOLUNTARILY AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

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